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                                                                    Exhibit 99.3

                            UNITED COMMUNITY BANCORP

                              FGB STOCK OPTION PLAN

                                    ARTICLE I

                               GENERAL PROVISIONS

     1. Purpose. The Stock Option Plan (the "Plan") of United Community Bancorp (the "Corporation") is intended to allow certain officers, key employees and directors of the Corporation to have an opportunity to acquire an ownership interest in the Corporation as an additional incentive to attract and retain such officers, employees and directors and to encourage them to promote the Corporation's business.

     2. Elements of the Plan. Options granted under the Plan shall be granted pursuant to either Article II or Article III of the Plan. Options granted pursuant to Article II are intended to qualify as incentive stock options ("Incentive Stock Options") under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). Options granted pursuant to Article III of the Plan are not intended to qualify as Incentive Stock Options ("Nonqualified Stock Options").

     3. Administration. The Plan shall be administered by the Board of Directors of the Corporation (the "Board") or, in the case of options granted pursuant to
Article II, a Committee (the "Committee"), which shall consist of not less than three nonemployee directors of the Corporation. No member of the Board or of the Committee shall be liable for any action or determination made in good faith with respect to the Plan or to any option granted thereunder. In addition, directors, including Committee members, shall be eligible for indemnification from the Corporation, pursuant to the Corporation's bylaws, for any expenses, judgments or other costs incurred as a result of a lawsuit filed against them or any one of them claiming any rights or remedies due to their participation in the administration of the Plan.

     4. Authority of the Board and Committee.

          (a) Subject to the other provisions of the Plan, the Board or the Committee, as the case may be, shall have sole authority in its absolute discretion: to grant options under the Plan; to determine the number of shares subject to any option under the Plan; to fix the option price and the duration of each option; to establish any other terms and conditions of options; and to accelerate the time at which any outstanding option may be exercised.

          (b) Subject to the other provisions of the Plan, and with a view to effecting its purpose, the Board or the Committee, as the case may be, shall have sole authority in their absolute discretion: to construe and interpret the Plan; to define the terms used herein; to prescribe, amend, and rescind rules and regulations relating to the Plan; to make any other determinations and to do everything necessary or advisable to administer the Plan.

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          (c) All decisions, determinations, and interpretations made by the
Board or the Committee, as the case may be, shall be binding and conclusive on all participants in the Plan and on their legal representatives, heirs and beneficiaries.

     5. Shares Subject to the Plan.

          (a) The maximum aggregate number of shares of the Corporation's common stock, par value $1.00 per share ("Common Stock") available pursuant to the Plan, subject to adjustment as provided in Section 10 of Article I, shall be 88,446 shares. If any option granted pursuant to the Plan expires or terminates for any reason before it has been exercised in full, the unpurchased shares subject to that option shall not again be available for the purposes of the Plan, regardless of whether the option was granted pursuant to Article II or
Article III of the Plan. The Corporation, during the term of the Plan, will at all times reserve and keep available such number of shares of the Common Stock as shall be sufficient to satisfy the requirements of the Plan.

     6. Eligibility.

          (a) Incentive Stock Options. Incentive Stock Options may be granted to such officers and key employees of the Corporation or any of its subsidiaries as may be determined by the Committee.

          (b) Nonqualified Stock Options. Nonqualified Stock Options may be granted to such directors of the Corporation or any of its subsidiaries (whether or not employees) as may be determined by the Board.

          (c) Number of options. More than one option may be granted to the same person if the person is an eligible recipient under the Plan.

     7. Terms and Conditions of Options. Stock options granted under the Plan shall be evidenced by agreements in such form as the Board or the Committee may from time to time approve, which agreements shall comply with and be subject to the following terms and conditions, in addition to the provisions of Article II or Article III, as applicable:

          (a) Number of Shares; Designation. Each option shall state the number of shares to which it pertains and whether it is an Incentive Stock Option granted under Article II of the Plan or a Nonqualified Stock Option granted under Article III of the Plan.

          (b) Option Price. Each option shall state the option price, which shall not be less than the fair market value (as hereinafter defined) per share of the Common Stock at the time the option is granted (except that for an Incentive Stock Option granted to any employee who owns more than 10% of the combined voting power of all classes of stock of the Corporation, or of its parent or subsidiary, the option price shall not be less than 110% of fair market value). Fair market value shall be determined by the Board or the Committee, as the case may be, on the basis of such factors as either deems appropriate; provided, however, that fair market value shall be

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determined without regard to any restriction other than a restriction which, by its terms, will never lapse, and further provided that if at the time the determination of fair market value is made, the Common Stock is admitted to trading on a national securities exchange for which sales prices are regularly reported, fair market value shall not be less than the mean of the high and low asked or closing sales prices reported for the Common Stock on that exchange on the date of grant (or most recent trading day preceding the date on which the option is granted). For purposes of the Plan, the term "national securities exchange" shall include the National Association of Securities Dealers Automated Quotation System and the over-the-counter market.

          (c) Exercise of Options; Vesting. Each option agreement shall set forth a period during which the option may be exercised and, with regard to Incentive Stock Options pursuant to Article II hereof, the vesting schedule for such options as indicated in such Article II; provided, however, that this period shall not exceed ten (10) years from the date of grant of the option. Not less than 100 shares may be purchased at any one time unless the number purchased is the total number that may be purchased under the option at that time. No option may be exercised for any fraction of a share of Common Stock.

          (d) Written Notice and Payment Required. An option granted pursuant to the terms of the Plan shall be exercised when written notice of that exercise has been received by the Corporation at its principal office from the person entitled to exercise the option and full payment for the shares with respect to which the option is exercised has been received by the Corporation. The purchase price of any shares purchased shall be paid in full in cash or by certified or cashier's check payable to the order of the Corporation or, unless prohibited by the applicable option agreement, by shares of Common Stock or by a combination of cash, check, and (unless prohibited by the applicable option agreement) shares of Common Stock. If any portion of the purchase price is paid in shares of Common Stock, those shares shall be tendered at their then fair market value as determined in accordance with Section 7(b) of this article I.

          (e) Compliance with Securities Laws. The options granted under the Plan may, at the option of the Corporation, be registered under applicable federal and state securities laws, but the Corporation shall have no obligation to undertake any such registrations. Shares of Common Stock shall not be issued with respect to any option granted under the Plan unless the exercise of that option and the issuance and delivery of those shares pursuant to that exercise shall comply with all relevant provisions of state and federal law, and the requirements of any stock exchange upon which the shares may then be listed, and shall be further subject to the approval of counsel for the Corporation with respect to such compliance. The Board or the Committee, as the case may be, may also require an optionee to furnish evidence satisfactory to the Corporation, including a written and signed representation letter and consent to be bound by any transfer restriction imposed by law, legend, condition, or otherwise, that the shares are being purchased only for investment and without any present intention to sell or distribute the shares in violation of any state or federal law, rule, or regulation. Further, each optionee shall consent to the imposition of a legend on the shares of Common Stock subject to his or her option restricting their transferability as required by law or by the Plan.

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          (f) Options Not Transferable. Options granted pursuant to the Plan may not be sold, pledged, assigned, or transferred in any manner otherwise than by will or the laws of descent or distribution and may be exercised during the lifetime of an optionee only by that optionee.

          (g) Duration of Options. Each option and all rights thereunder granted pursuant to the terms of this Plan shall expire on the date specified in the applicable option agreement, but in no event shall any option be exercisable after ten years from the date of grant of the option. Moreover, any Incentive Stock Option granted to an employee who owns more than 10% of the combined voting power of all classes of stock of the Corporation, or of its parent or subsidiary, shall expire within five years from the date of grant of the option. In addition, each option shall be subject to early termination as provided in the Plan or applicable option agreement.

          (h) Option Agreements. The option agreements authorized under the Plan may differ from one another and shall contain such other provisions not inconsistent with the Plan and Article II or Article III as applicable as the Board or the Committee, as the case may be, may in its discretion deem advisable from time to time, including, without limitation, conditions precedent to the exercise of the option covered by any agreement, which conditions may include the satisfaction of specified performance criteria by the Corporation or the optionee.

          (i) Limited Stock Appreciation Rights. In connection with the grant of any Option under this Plan, the Board or Committee, as the case may be, may, in its discretion, provide an optionee with the right (herein sometimes referred to as "Limited Stock Appreciation Rights"), following a "change in control" (as hereinafter defined) of the Corporation and without regard to any restrictions on exercise that would otherwise apply, to surrender any unexercised portion of such option as such optionee then may have for a cash payment equal to the amount by which the fair market value (as determined by the Board or Committee, as the case may be,) of the number of shares of Common Stock then subject to such option exceeds the aggregate option price therefor. Limited Stock Appreciation Rights shall be exercised by written notice to the Corporation as provided in Section 7(d) of this Article I at any time prior to the earlier of
(i) the date which is thirty (30) days after the date of notice of a change in control is given by the Board or Committee to the optionee or (ii) the last day of the option period provided for in an option agreement, but in no event later than ten years from the date of grant of the option. Limited Stock Appreciation Rights may be exercised only when the market value of the Common Stock subject to an option exceeds the aggregate option price as determined in accordance with
Section 7(b) of this Article I.

          (j) When used herein, the phrase "change - in- control" refers to (i) the acquisition by any person, group of persons or entities of the beneficial ownership or power to vote more than 20% of the Corporation's outstanding stock,
(ii) during any period of two consecutive years, a change in the majority of the Board unless the election of each new director was approved by at least two-thirds of the directors then still in office who were directors at the beginning of such two year period, or (iii) a reorganization, merger, exchange of shares, combination or consolidation of the Corporation with one or more other corporations or other legal entities in

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which the Corporation is not the surviving corporation, or a transfer of all or substantially all of the assets of the Corporation to another person or entity.

     8. Tax Withholding. The exercise of any option granted under the Plan is subject to the condition that if at any time the Corporation shall determine, in its discretion, that the satisfaction of withholding tax or other withholding liabilities under any state or federal law is necessary or desirable as a condition of, or in any connection with, such exercise or the delivery or purchase of shares pursuant thereto, then in such event, the exercise of the option shall not be effective unless such withholding tax or other withholding liabilities shall have been satisfied in a manner acceptable to the Corporation.

     9. Employment. Nothing in the Plan or in any option award shall confer upon any eligible employee any right to continued employment by the Corporation, or by its parent or subsidiary corporations, or limit in any way the right of the Corporation or its parent or subsidiary corporation at any time to terminate or alter the terms of that employment.

     10. Adjustments.

          (a) If the shares of Common Stock of the Corporation are increased, decreased, changed into, or exchanged for a different number or kind of shares or securities through merger, consolidation, combination, exchange of shares, other reorganization, recapitalization, reclassification, stock dividend, stock split or reverse stock split in which the Corporation is the surviving entity, the Board shall make an appropriate and proportionate adjustment in the maximum number and kind of shares as to which options may be granted under the Plan. A corresponding adjustment changing the number or kind of shares allocated to unexercised options that shall have been granted prior to any such change shall likewise be made. Any such adjustment in outstanding options shall be made without change in the aggregate purchase price applicable to the unexercised portion of the option, but with a corresponding adjustment in the price for each share or other unit of any security covered by the option. In making any adjustment pursuant to this Section 10(a), any fractional shares shall be disregarded.

          (b) In the event of a consolidation or a merger in which the Corporation is not the surviving corporation, or any other merger in which the shareholders of the Corporation exchange their shares of stock in the Corporation for stock of another corporation, or in the event of complete liquidation of the Corporation, or in the case of a tender offer approved by the Board, all outstanding options, unless the applicable option agreement provides otherwise, shall become exercisable in full immediately prior to the effective date of any such transaction, regardless of the vesting schedule for Incentive Stock Options.

     11. [Removed]

     12. Termination and Amendment of Plan. The Plan may be terminated at any time by the Board. Unless sooner terminated the Plan shall terminate November 29, 2005. No options shall be granted under the Plan after the Plan is terminated. Subject to the limitation contained in Section 13 of this Article I, the Board or the Committee, as the case may be, may at any time

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amend or revise the terms of the Plan, including the form and substance of the option agreements to be used hereunder; provided that no amendment or revision, unless approved by the shareholders, shall (a) increase the maximum aggregate number of shares subject to this Plan, except as permitted under Section 10 of this Article I; (b) change the minimum purchase price for shares subject to options granted under the Plan; (c) extend the maximum term established under the Plan for any option award; or (d) permit the granting of an option award to anyone other than as provided in the Plan.

     13. Prior Rights and Obligations. No amendment, suspension, or termination of the Plan shall, without the consent of the person who has received an option award, alter or impair any of that person's rights or obligations under any option award granted under the Plan prior to such amendment, suspension, or termination.

     14. Construction. The provisions set forth in Article II shall not apply to the provisions of Article III, and vice versa.

                                   ARTICLE II

                             INCENTIVE STOCK OPTIONS

     Options granted pursuant to this Article II of the Plan shall constitute Incentive Stock Options under Section 422 of the Code and shall be designated as such at the time of grant. Incentive Stock Options granted pursuant to this
Article II shall be subject to the terms, conditions and limitations set forth in Article I above and to the following:

     1. Maximum Amount of Incentive Stock Options. The maximum aggregate fair market value of Common Stock, determined as of the time the Incentive Stock Option is granted, for which any employee may be granted Incentive Stock Options (as defined in Section 422(b) of the Code) exercisable for the first time during any calendar year under all incentive stock option plans of the Corporation and any parent, subsidiary, and predecessor corporations held by such employee shall not exceed $100,000.

     2. Compliance with Section 422 of the Code. This Plan is intended to comply in every respect with Section 422 of the Code and the regulations promulgated thereunder with regard to the grant of Incentive Stock Options and the purchase and delivery of shares of Common Stock upon the exercise thereof. In the event any future statute or regulation shall modify Section 422, the Plan shall be deemed to incorporate by reference such modification for purposes of granting Incentive Stock Options or the purchase and delivery of any shares of Common Stock upon the exercise thereof. Any option agreement relating to an Incentive Stock Option granted pursuant to the Plan that is outstanding and unexercised at the time any modifying statute or regulation becomes effective shall also be deemed to incorporate by reference such modification, and no notice of such modification need be given to the optionee. If any provision of the Plan is determined to disqualify the shares purchasable pursuant to Incentive Stock Options granted under the Plan from the special tax treatment provided by
Section 422, such provision shall be

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deemed to incorporate by reference for purposes of the Incentive Stock Options the modification required to qualify the shares of said tax treatment.

     3. Termination of Employment, Disability or Death.

          (a) If an optionee ceases to be employed by the Corporation, or its parent or any of its subsidiaries (or a corporation or a parent or subsidiary of such corporation issuing or assuming a stock option in a transaction to which
Section 424 (a) of the Code applies), for any reason other than disability or death or cause as defined in the applicable option agreement, his or her option may be exercised at any time up to three months after the date of termination of employment.

          (b) If an optionee becomes disabled within the meaning of Section 22(e)(3) of the Code while employed by the Corporation, or any parent or subsidiary corporation (or a corporation or a parent or subsidiary of such corporation issuing or assuming a stock option in a transaction to which Section 424(a) of the Code applies), the option may be exercised at any time within twelve months after the date of termination of employment due to disability.

          (c) If an optionee dies while employed by the Corporation, its parent or any of its subsidiaries, (or a corporation or a parent or subsidiary of such corporation issuing or assuming a stock option in a transaction to which Section 424 (a) of the Code applies) or within three months of retirement, his or her option shall expire one year after the date of death. During this period, the option may be exercised, except as otherwise provided in the applicable option agreement, by the person or persons to whom the optionee's rights under the option shall pass by will or by the laws of descent and distribution.

          (d) Any option that may be exercised for a period following termination of the optionee's employment may be exercised only to the extent it was exercisable immediately before such termination and in no event after the option would expire by its terms without regard to such termination.

     4. Vesting of Options.

          (a) Options granted as Incentive Stock options under this Plan shall vest and the right of a recipient to the options shall be nonforfeitable in accordance, with the following schedule:

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         DATE WHEN SUCH OPTIONS                   PERCENTAGE OF SUCH
           BECOME VESTED                            OPTIONS VESTED

         Date of Grant                                     0%
         First Anniversary of Grant Date                  20%
         Second Anniversary of Grant Date                 20%
         Third Anniversary of Grant Date                  20%
         Fourth Anniversary of Grant Date                 20%
         Fifth Anniversary of Grant Date                  20%

          (b) In determining the number of options vested under the above vesting schedule a recipient shall not receive fractional options. If the product resulting from multiplying the vested percentage times the allocated options results in a fractional option, then a recipient's vested right shall be to the whole number of options disregarding any fractional options.

          (c) In the event any recipient to whom options are awarded under this Plan terminates employment with the Corporation for any reason other than as provided in subparagraph 4(d) below and such recipient does not have a 100% vested interest in the recipient's options under this Plan, then any options which are not vested, based upon the schedule above, shall be forfeited and shall be not available again for grant to officers and key employees as may be determined by the Committee.

          (d) In the event that the employment of a recipient with the Corporation should terminate because of such recipient's disability or death prior to the date when all options allocated to the recipient would be 100% vested in accordance with the schedule above, then, notwithstanding the schedule above, all options allocated to such recipient shall immediately become fully vested and nonforfeitable. For purposes of this Plan, the term disability shall be defined in the same manner as such term is defined in Section 22 (e) (3) of the Internal Revenue Code of 1986, as amended.

          (e) All options granted prior to January 1, 2002 which have not yet become fully vested by the same date shall be immediately vested and fully exercisable notwithstanding the vesting schedule set forth in subparagraph 4(a) above.

                                   ARTICLE III

                           NONQUALIFIED STOCK OPTIONS

     Options granted pursuant to this Article III shall constitute Nonqualified Stock Options and shall be designated as not being Incentive Stock Options under
Section 422 of the Code. Nonqualified Stock Options shall be subject to the terms, conditions and limitations set forth in Article I above and to the following:

     1. TERMINATION. If an optionee ceases to be employed by or ceases service as a director for the Corporation, or its parent or any of its subsidiaries (or a corporation or a parent or


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subsidiary of such corporation issuing or assuming a stock option in a transaction to which Section 424 (a) of the Code applies), for any reason other than cause as defined in the applicable option agreement, his or her option may be exercised for such period of time as may be specified in the applicable option agreement or as determined by the Corporation.

     2. EXERCISE PERIOD. Any option that may be exercised for a period following termination of the optionee's position may be exercised only to the extent it was exercisable immediately before such termination and in no event after the option would expire by its terms without regard to such termination.